AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 2007

                                                    REGISTRATION NO. 333-143217

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                          AMENDMENT NO. 1 TO FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                         CONCURRENT COMPUTER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 04-2735766
    (STATE OR OTHER JURISDICTION                   (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

                         CONCURRENT COMPUTER CORPORATION
                       4375 RIVER GREEN PARKWAY, SUITE 100
                              DULUTH, GEORGIA 30096
                                 (678) 258-4000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  T. GARY TRIMM
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CONCURRENT COMPUTER CORPORATION
                       4375 RIVER GREEN PARKWAY, SUITE 100
                              DULUTH, GEORGIA 30096
                                 (678) 258-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:

             JACK CAPERS                           ANNA T. PINEDO, ESQ.
            KEITH TOWNSEND                       JAMES R. TANENBAUM, ESQ.
          KING & SPALDING LLP                    MORRISON & FOERSTER LLP
         1180 PEACHTREE STREET                 1290 AVENUE OF THE AMERICAS
      ATLANTA, GEORGIA 30309-3521                  NEW YORK, NY  10104
           (404) 572-4600                             (212) 468-8000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement, as determined by the stockholders.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
                                                                                    PROPOSED MAXIMUM
                                                                PROPOSED MAXIMUM       AGGREGATE
        TITLE OF EACH CLASS OF                  AMOUNT TO        OFFERING PRICE         OFFERING            AMOUNT OF
     SECURITIES TO BE REGISTERED            BE REGISTERED (1)     PER SHARE(2)          PRICE(2)       REGISTRATION FEE(3)
------------------------------------------  -----------------  ------------------  ------------------  -------------------
Common Stock, par value $0.01 per share(4)      14,000,000(5)  $             1.43  $       20,020,000  $               615
--------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall cover any additional shares of registrant's common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of registrant's outstanding common stock.
(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sales prices of the Registrant's Common Stock on the NASDAQ Global Market on May 17, 2007.
(3)  Previously paid.

(4) Each common share includes an attached right to purchase shares of our Series A Participating Cumulative Preferred Stock under the terms described in the Amended and Restated Rights Agreement dated as of August 7, 2002 between the Registrant and American Stock Transfer & Trust Company, as rights agent.

(5) Of these shares, 2,800,000 shares are currently unissued shares to be offered for resale by selling stockholders following issuance upon exercise of outstanding warrants having an exercise price of $1.62 per share.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE STOCKHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 13, 2007

                                   PROSPECTUS

                        14,000,000 SHARES OF COMMON STOCK


                         CONCURRENT COMPUTER CORPORATION


                         ------------------------------


     This prospectus relates to shares of our common stock that may be offered and sold by the selling stockholders named in this prospectus, including shares issuable to the selling stockholders upon exercise and payment to the Company of the exercise price of certain warrants. The selling stockholders acquired these shares and the warrants from us in a private placement completed on May 18, 2007. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

     Our common stock is traded on the NASDAQ Global Market under the symbol "CCUR." On June 12, 2007, the last reported sales price for our common stock on the NASDAQ Global Market was $1.79 per share.

                         ------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 13, 2007.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Section 27A of the Securities Act. Statements regarding future events and developments, our future performance, market share, and new market growth, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: availability of video-on-demand content; delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage growth; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of VOD products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new on-demand and real-time products; financing for working capital needs; the availability of Linux software in light of copyright issues raised by SCO Group; the success of our relationship with Alcatel; capital spending patterns by a limited customer base; and privacy concerns over data collection.

     Because the risks referred to above, as well as the risk factors beginning on page 4 of this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


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
                                  OUR BUSINESS

     The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference. References in this prospectus to "our company," "we," "our," and "us" refer to Concurrent Computer Corporation.

     We are a provider of high-performance, real-time Linux based software and solutions for commercial and government markets. For over 40 years our technology has enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and video-on-demand television. We recently expanded our software solutions to include performance measurement systems for interactive media through our acquisition of Everstream in 2005. We approach our markets as one company with two product lines, on-demand and real-time.

     We were incorporated in the State of Delaware, and our principal executive offices are located at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 and our phone number is (678) 258-4000.

                                  RISK FACTORS

     An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider each of the following risk factors and all of the other information contained or incorporated by reference in this prospectus. These risks are not the only ones we face. Our business operations could also be impaired by additional risks and uncertainties that, at present, are not known to us, or that, at present, are considered immaterial.

     If any of the following risks and uncertainties develops into actual events, our business, financial condition and results of operations could be materially and adversely affected. If that happens, the trading prices of our common stock and other securities we may issue in the future could decline significantly.

     The risk factors below contain forward-looking statements regarding Concurrent. Actual results could differ materially from those set forth in the forward-looking statements. See "Forward-Looking Statements" on page 2.

RISK RELATED TO OUR BUSINESS

WE INCURRED NET LOSSES IN THE PAST AND MAY INCUR FURTHER LOSSES IN THE FUTURE.

We incurred net losses of $9.3, $7.7, $5.7 and $24.6 million in fiscal years ended June 30, 2006, 2005, 2004 and 2003, respectively and $11.5 million in the nine months ended March 31, 2007. Our net loss for the fiscal year ended June 2004 included a gain of $3.1 million from the partial recovery of a previously recognized loss in a minority investment. Our net loss for the fiscal year ended June 30, 2003 included a charge of $13.0 million from the write-down of our investment in Thirdspace and a restructuring charge of $1.6 million. As of March 31, 2007, we had an accumulated deficit of approximately $157.3 million. We may incur additional net losses in the future. If our losses continue, and we are unable to obtain adequate financing, we may be forced to take extreme measures to continue the business, such as further employee reductions, re-capitalization or reorganization transactions at undesirable prices, incurring significant debt at above market rates, or seeking bankruptcy protection.

WE HAVE SUBSTANTIAL LIQUIDITY NEEDS AND FACE SIGNIFICANT LIQUIDITY PRESSURE.

At March 31, 2007, our cash and cash equivalents were $8.8 million. Our Amended and Restated Loan and Security Agreement (the "Credit Agreement") contains certain financial covenants, including a requirement that we maintain a minimum tangible net worth. As of March 31, 2007 our required minimum tangible net worth was $8.0 million and our tangible net worth was $9.4 million. After giving effect to the sale of 11,200,000 shares of our common stock and warrants to purchase 2,800,000 shares of our common stock for net proceeds of approximately $12.6 million, our required minimum tangible net worth would have been approximately $14.3 million and our tangible net worth would have been approximately $22.0 million as of March 31, 2007. The Credit Agreement is currently scheduled to expire on December 23, 2008. If we continue to use cash from operating activities we may violate this covenant. If we violate the minimum tangible net worth covenant in our Credit Agreement, and our lender is unwilling to grant forbearance, waivers or amendments, our lender could accelerate the maturity of amounts then outstanding under the Credit Agreement, which would have a material adverse effect on our liquidity position. In such a case we may be forced to take certain measures to continue the business, such as raising additional funds through an offering of stock at a discounted price, further employee reductions, re-capitalization or reorganization transactions at undesirable prices, sale transactions, incurring debt at above market rates, or seeking bankruptcy protection.

A SIGNIFICANT PORTION OF OUR REVENUE HAS BEEN, AND IS EXPECTED TO CONTINUE TO BE, CONCENTRATED IN A SMALL NUMBER OF CUSTOMERS. IF WE ARE UNSUCCESSFUL IN MAINTAINING AND EXPANDING RELATIONSHIPS WITH THESE CUSTOMERS OR LOSE ANY OF THESE CUSTOMERS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

For the fiscal year ended June 30, 2006, Cox, Comcast and Lockheed Martin accounted for approximately 16%, 13% and 13%, respectively, of our revenues. In addition, for the nine months ended March 31, 2007, Cox, Comcast, Time Warner and Lockheed Martin accounted for approximately 12%, 12%, 9% and 6% of our revenues, respectively. If we are unsuccessful in maintaining and expanding key relationships with these and other existing customers, our business will be materially adversely affected. Further, if we are unsuccessful in establishing relationships with other large companies or experience problems in any of our systems, our ability to attract new customers and sell additional products to existing customers will be materially adversely affected.

Our VOD customers typically swap sites or purchase sites from competitors such as the purchase and swap of sites from Adelphia between Time Warner Cable and Comcast. If we already have products deployed at a swapped site, the new owner may replace our products or discontinue maintenance with respect to such site. Alternatively, forecasted revenues could be negatively impacted because the new owner of the site may not need to purchase products from us due to their existing agreement with us.

Due to our limited customer base and the relative size of each customer compared to Concurrent, our customers may make unreasonable and extensive demands upon our business. Such demands may include contractual service and product obligations on unfavorable terms including decreased pricing. In addition, our failure to adequately perform under these contracts could result in liquidated damages. The payment of any liquidated damages or failure to meet our customers' expectations could substantially harm our future business prospects.

We do not have written agreements that require customers to purchase fixed minimum quantities of our products. Our sales to specific customers tend to, and are expected to continue to, vary from year-to-year, depending on such customers' budgets for capital expenditures and new product introductions.

CERTAIN PATENTS LICENSED TO CONCURRENT MAY NOT PASS TO AN ACQUIROR.

We have a license to a significant portfolio of video streaming patents that was originally granted to us by Thirdspace Living Ltd. ("Thirdspace") and subsequently regranted to us by Alcatel when Alcatel purchased the portfolio from Thirdspace. The portfolio includes U.S. Patent Nos. 5,623,595 and 5,805,804 ("Subject Patents"). Although our license from Alcatel does not, on its face, terminate upon a merger, acquisition, or change in control of Concurrent, a November 2000 agreement regarding the Subject Patents and entered into by Thirdspace may have the effect of terminating our license to the Subject Patents upon a merger or acquisition that results in a change in control of Concurrent. This license limitation does not affect current operations, but upon change of control the successor could face a lawsuit for selling on-demand products. We currently are working to eliminate or mitigate the impact of this limitation, but we cannot assure that we will be successful in altering this limitation on favorable terms, or at all. This limitation may make it more difficult to pursue, and may result in less favorable terms for us in connection with, a sale of Concurrent, a sale of one of our businesses or any other business combination transaction should such an opportunity arise.

WE UTILIZE SOURCE SOFTWARE WHICH COULD ENABLE OUR CUSTOMERS OR COMPETITORS TO GAIN ACCESS TO OUR SOURCE CODE AND DISTRIBUTE IT WITHOUT PAYING ANY LICENSE FEE TO CONCURRENT.

Key components of both our real-time and on-demand products utilize open source software on Linux platforms. Some open source software, especially that provided under the GNU Public License, is provided pursuant to licenses that limit the restrictions that may be placed on the distribution and copying of the provided code. Thus, it is possible that customers or competitors could copy our software and freely distribute it. This could substantially impact our business and the ability to protect future business.

WE RELY ON A COMBINATION OF CONTRACTS AND COPYRIGHT, TRADEMARK, PATENT AND TRADE SECRET LAWS TO ESTABLISH AND PROTECT OUR PROPRIETARY RIGHTS IN OUR TECHNOLOGY. IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION COULD BE HARMED OR WE COULD BE REQUIRED TO INCUR EXPENSES TO ENFORCE OUR RIGHTS. OUR BUSINESS ALSO COULD BE ADVERSELY AFFECTED IF WE ARE FOUND TO INFRINGE ON THE INTELLECTUAL PROPERTY OF OTHERS.

We typically enter into confidentiality or license agreements with our employees, consultants, customers and vendors, in an effort to control access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology without authorization. The steps we take may not prevent misappropriation of our intellectual property, and the agreements we enter into may not be enforceable. In addition, effective copyright and trade secret protection may be unavailable or limited in some foreign countries. Other companies, such as Acacia Technologies Group, USA

Video Inc., Personalized Media Communication L.L.C., the SCO Group, and our competitors, may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. Further, we have indemnification obligations with numerous customers that could require us to become involved in IP litigation. As a result, we may be found to infringe on the intellectual property rights of others. In the event of a successful claim of infringement against us or against a customer to which we have an indemnification obligation and our failure or inability to license the infringed technology, our business and operating results could be adversely affected.

Any litigation or claims, whether or not valid, could result in substantial costs and diversion of our resources. Intellectual property litigation or claims could force us to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

     - redesign products or services that incorporate the disputed technology.


If we are forced to take any of the foregoing actions, we could face substantial costs and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

IN THE FUTURE, WE MAY NEED TO RAISE ADDITIONAL CAPITAL. THIS CAPITAL MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, IF AT ALL. IF WE CANNOT RAISE FUNDS ON ACCEPTABLE TERMS, IF AND WHEN NEEDED, WE MAY NOT BE ABLE TO DEVELOP OR ENHANCE OUR PRODUCTS AND SERVICES, TAKE ADVANTAGE OF FUTURE OPPORTUNITIES, GROW OUR BUSINESS OR RESPOND TO COMPETITIVE PRESSURES OR UNANTICIPATED REQUIREMENTS.

Our working capital declined from $43.5 million on June 30, 2002 to $17.4 million on June 30, 2006 and was $8.0 million on March 31, 2007. We expect that our working capital may continue to decrease during fiscal year 2007. If our revenue does not increase and stabilize in future periods, we will continue to use substantial cash from operating activities, which will cause working capital to further decline. If these losses continue, we may be forced to take extreme measures to continue the business, such as raising additional funds through an offering of stock at discounted prices, employee reductions, re-capitalization or reorganization transactions at undesirable prices, incurring significant debt at above market rates, or seeking bankruptcy protection.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE, AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST OUR CURRENT AND FUTURE COMPETITORS, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

The markets for on-demand and real-time products are extremely competitive. Our primary on-demand competitor, SeaChange International, is well funded and has been very successful in the VOD market. Additionally, some smaller competitors have recently been acquired by larger public companies with experience in the industry (such as Motorola acquiring Broadbus Technologies and Cisco Systems acquiring Arroyo Video Solutions). This intense competition has negatively impacted our VOD revenues and may severely impact our success and ability to expand our on-demand deployments.

The market for our real-time products is ever changing. Although we currently enjoy a leadership position, a number of well-funded competitors such as Novell, Oracle, IBM, or Red Hat could seek to displace us. As demand shifts, we may be unable to adequately respond to customer demands or technology changes. There may be new entrants into the real-time market with better, more appropriate products. We may also experience decreasing prices for our products and services due to competition, the purchasing leverage of our customers and other factors.

A list of the competitors faced by both of our markets and a categorization of our competitors is included under the Competition heading in the Business section in our Annual Report on Form 10-K for the year ended June 30, 2006.

WE CURRENTLY HAVE STRATEGIC RELATIONSHIPS WITH NOVELL, ORACLE, ALCATEL, CISCO SYSTEMS INC. AND MOTOROLA, AMONG OTHERS. WE MAY BE UNSUCCESSFUL IN MAINTAINING THESE STRATEGIC RELATIONSHIPS, OR ESTABLISHING NEW STRATEGIC RELATIONSHIPS THAT MAY BE AN IMPORTANT PART OF FUTURE SUCCESS. IN EITHER EVENT, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

The success of our business is and will continue to be dependent in part on our ability to maintain existing and enter into new strategic relationships. There can be no assurance that:

     - such existing or contemplated relationships will be commercially successful;

     -    we will be able to find additional strategic partners; or

     - we will be able to negotiate acceptable terms with potential strategic partners.

We cannot assure you that existing or future strategic partners will not pursue alternative technologies or develop alternative products in addition to or in lieu of our technology, either on their own or in collaboration with others, including our competitors. For example, two current partners, Motorola and Cisco, recently purchased VOD competitors Broadbus Technologies and Arroyo, respectively. These alternative technologies or products may be in direct competition with our technologies or products and may significantly erode the benefit of our strategic relationships and adversely affect our business, financial condition and results of operations.

WE HAVE A SIGNIFICANT BASE OF DEPLOYED PRODUCTS THAT OUR CUSTOMERS, OVER TIME, MAY DECIDE TO SWAP FOR NEWER PRODUCTS FROM OTHER COMPANIES WITH IMPROVED FUNCTIONALITY.

Although the VOD market is evolving in the view of most subscribers, a significant number of our on-demand products have been deployed for several years and may be facing obsolescence. When our customers evaluate replacing those older products, they may choose to try a different vendor. If that were to occur, we would lose future revenue opportunities from expansion as well as maintenance.

A LOSS OF OUR GOVERNMENT CONTRACTS AND/OR ORDERS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We derive a significant portion of our real-time revenues from the supply of systems under government contracts and/or orders. For the fiscal year ended June 30, 2006, we recorded $15.1 million in sales to U.S. government prime contractors and agencies of the U.S. government, down $4.9 million, or 24%, from the year ended June 30, 2005. For the nine months ended March 31, 2007, we recorded $11.9 in sales to U.S. government prime contractors and agencies of the U.S. government. These sales represent approximately 21% and 25% of our total sales in the fiscal year ended June 30, 2006 and the nine months ended March 31, 2007, respectively. Government business is subject to many risks, such as delays in funding, reduction or modification of contracts or subcontracts, changes in governmental policies and the imposition of budgetary constraints. A loss of government contract revenues would have a material adverse effect on our business, results of operations and financial condition.

IF WE FAIL TO DEVELOP AND MARKET NEW PRODUCTS AND PRODUCT ENHANCEMENTS IN A TIMELY MANNER OUR BUSINESS COULD BE ADVERSELY AFFECTED.

Our future success is dependent on our development and marketing of additional products that achieve market acceptance and enhance our current products. In addition, services, products or technologies developed by others may render one or more of our products or technologies uncompetitive, unmarketable or obsolete. Our future success will depend on our ability to continue to enhance our existing products, including development of new applications for our technology, and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. Our failure to respond to rapidly changing technologies could adversely affect our business, financial condition and results of operations. Our inability to develop, on a timely basis, new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be successful in pursuing any new products or enhancements to existing products.

IN SOME CASES, WE RELY ON A LIMITED NUMBER OF SUPPLIERS, WHICH ENTAILS SEVERAL RISKS, INCLUDING THE POSSIBILITY OF DEFECTIVE PARTS, A SHORTAGE OF COMPONENTS, AN INCREASE IN COMPONENT COSTS, AND REDUCED CONTROL OVER DELIVERY SCHEDULES.

We sometimes purchase product components from a single manufacturer/supplier in order to obtain the required technology and the most favorable price and delivery terms. These components include, for example, processors, power supplies, integrated circuits, printed circuit assemblies, systems, sub systems and storage devices. We purchase product components from the following single suppliers: Pentair Electronic Packaging, APW Electronic Solutions, Dell Inc., DME Corporation, Kardios Systems Corporation, Macrolink, Inc., Metal Form, Inc., Qlogic Corporation, Curtiss-Wright Controls, Inc., Sanmina-SCI Corporation, Seagate Technology, Inc., Tyco Electronics Corporation, GE Fanuc and Xyratex Technology Limited. In most cases, comparable products are available from other sources, but would require significant reengineering to conform to our system specifications. Our reliance on single suppliers entails a number of risks, including the possibility of defective parts, a shortage of components, increase in components costs, and reduced control over delivery schedules. Any of these events could adversely affect our business, results of operations and financial condition. We estimate that a lead-time of 16-24 weeks may be necessary to switch to an alternative supplier of certain custom application specific integrated circuit and printed circuit assemblies. A change in the supplier of these components without the appropriate lead-time could result in a material delay in shipments by us of certain products. Where alternative sources are available, qualification of the alternative suppliers and establishment of reliable supplies of components from such sources may also result in delays. Shipping delays may also result in a delay in revenue recognition, possibly outside the fiscal year period originally planned, and, as a result, may adversely affect our financial results for that particular period.

INTERNATIONAL SALES ACCOUNTED FOR APPROXIMATELY 32%, 33%, 18% AND 14% OF OUR REVENUE IN FISCAL YEARS 2006, 2005, 2004 AND 2003, RESPECTIVELY, AND 31% OF OUR REVENUE IN THE FISCAL QUARTER ENDED MARCH 31, 2007. ACCORDINGLY, OUR BUSINESS IS SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

We are subject to a number of risks associated with international business activities that could increase our costs, lengthen our sales cycle and require significant management attention. These risks include:

     - compliance with, and unexpected changes in, regulatory requirements resulting in unanticipated costs and delays;

     - difficulties in compliance with export and re-export regulations governing U.S. goods and goods from our international subsidiaries;

     -    lack of availability of trained personnel in international locations;

     -    tariffs, export controls and other trade barriers;

     -    longer accounts receivable payment cycles than in the United States;

     - potential difficulty of enforcing agreements and collecting receivables in some foreign legal systems;

     - potential difficulty in enforcing intellectual property rights in certain foreign countries;

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     -    the burdens of complying with a wide variety of foreign laws;

     -    general economic conditions in international markets; and

     -    currency exchange rate fluctuations.

SYSTEM ERRORS, FAILURES, OR INTERRUPTIONS COULD CAUSE DELAYS IN SHIPMENTS, REQUIRE DESIGN MODIFICATIONS OR FIELD REPLACEMENT WHICH MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND DAMAGE OUR REPUTATION AND CUSTOMER RELATIONSHIPS.

System errors or failures may adversely affect our business, financial condition and results of operations. Despite our testing and testing by current and potential customers, all errors or failures may not be found in our products or, if discovered, successfully corrected in a timely manner. These errors or failures could cause delays in product introductions and shipments or require design modifications that could adversely affect our competitive position. Further, some errors may not be detected until the systems are deployed. In such a case, we may have to undertake substantial field replacement programs to correct the problem. Our reputation may also suffer if our customers view our products as unreliable, whether based on actual or perceived errors or failures in our products.

Further, a defect, error or performance problem with our on-demand systems could cause our customers' VOD offerings to fail for a period of time or be degraded. Any such failure would cause customer service and public relations problems for our customers. As a result, any failure of our customers' systems caused by our technology, including the failure of third party technology incorporated therein or therewith, could result in delayed or lost revenue due to adverse customer reaction, negative publicity regarding us and our products and services and claims for substantial damages against us, regardless of our responsibility for such failure. Any claim could be expensive and require us to spend a significant amount of resources. In circumstances where third party technology incorporated with or in our systems includes a defect, error or performance problem or fails for any reason, we may have to replace such third party technology at our expense and be responsible to our customers for their corresponding claims. Such tasks could be expensive and could require us to spend a significant amount of resources.

TRENDS IN OUR BUSINESS MAY CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE; THEREFORE, PERIOD-TO-PERIOD COMPARISONS OF OUR OPERATING RESULTS MAY NOT NECESSARILY BE MEANINGFUL.

We have experienced significant variations in the revenue, expenses and operating results from quarter to quarter in our business, and it is possible that these variations will continue. We believe that fluctuations in the number of orders for our products being placed from quarter to quarter are principally attributable to the buying patterns and budgeting cycles of our customers. In addition, sales cycles associated with the purchase of many of our producers is typically lengthy and orders are often not finalized until the end of a quarter. As a result, our results of operations have in the past and will possibly continue to fluctuate in accordance with this purchasing activity. Therefore, period-to-period comparisons of our operating results may not necessarily be meaningful. In addition, because these factors are difficult for us to forecast, our business, financial condition and results of operations for one quarter or a series of quarters may be adversely affected and below the expectations of securities analysts and investors, which could result in material declines of our stock price.

THE VOD OPPORTUNITIES BEYOND THE NORTH AMERICAN CABLE MARKET, SUCH AS VOD OVER TELCO NETWORKS AND INTERNATIONAL CABLE NETWORKS MARKETS MAY NOT DEVELOP OR MAY NOT BE SUBSTANTIAL TO CONCURRENT.

In recent years there have been several false starts both in North American and International markets in the deployment of video over telco networks and international cable networks. If there is limited adoption of VOD, further deployment delays or if we fail to participate in these new markets, we may not be able to broaden our customer base and expand revenues. We have little commercial experience in these markets and cannot assure that we can be successful. Our failure to do so could materially adversely affect our business, financial condition and results of operations.

THE INTRODUCTION OF BROADBAND INTERNET VOD SERVICES FOR TELEVISIONS MAY GAIN TRACTION, THUS REPLACING CURRENT VOD SERVICES AND HAVING A NEGATIVE IMPACT ON CONCURRENT'S ON-DEMAND BUSINESS.

A number of well-funded companies such as Google, Yahoo, and Apple have been discussing broadband Internet VOD services for home television viewing. If these products are developed they may be more cost effective than our VOD solutions, which could result in our customers discontinuing purchases of our on-demand products.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE FAIL TO RETAIN OUR CURRENT KEY PERSONNEL, MANY OF WHOM WOULD BE DIFFICULT TO REPLACE, OR FAIL TO ATTRACT ADDITIONAL QUALIFIED PERSONNEL.

Our future performance depends on the continued service of our senior management and our engineering, sales and marketing and manufacturing personnel. Competition for qualified personnel is intense, and we may fail to retain our new key employees or to attract or retain other highly qualified personnel. In the last year we have experienced abnormally high turnover. The loss of the services of one or more of our key personnel could seriously impact our business. Our future success also depends on our continuing ability to attract, hire, train and retain highly skilled managerial, technical, sales, marketing and customer support personnel. In addition, new employees frequently require extensive training before they achieve desired levels of productivity. We do not carry key person life insurance on any of our employees.

AS OUR PRODUCTS AGE, WE MAY NOT BE ABLE TO PURCHASE NECESSARY PARTS TO SUPPORT LEGACY SYSTEMS DEPLOYED OR TO BE DEPLOYED.

With the passage of time, suppliers of essential parts may stop producing these parts. In such cases, we may be required to redesign our products to accommodate the obsolescence. If that occurs, we will have to spend considerable effort in the redesign and, in some cases, may be forced to have the redesigned products requalified. Requalification may take several months, thereby delaying expected revenue.

OUR FACILITIES, ESPECIALLY OUR POMPANO BEACH, FLORIDA FACILITIES, COULD BE SUBJECT TO SEVERE WEATHER THAT COULD SHUT DOWN THOSE FACILITIES AND HALT PRODUCTION.

All of our facilities are, from time to time, subject to severe weather that could result in a temporary shut-down of the impacted facility. However, our Pompano Beach, Florida facilities are located in south Florida where there have been a number of hurricanes in recent years. A hurricane could shut-down both Pompano Beach facilities for extended periods thereby making it impossible for us to manufacture and ship products since all of our products are shipped out of those facilities. Further, an extended shut-down could slow the release of software products for our real-time business since almost all the developers for those products are located at those facilities.

RISKS RELATED TO OUR INDUSTRIES

THE SUCCESS OF OUR ON-DEMAND BUSINESS IS DEPENDENT UPON THE GROWTH OF THE DIGITAL VIDEO MARKET, WHICH MAY NOT GROW AS WE EXPECT. ANY FAILURE BY THE MARKET TO ACCEPT DIGITAL VIDEO TECHNOLOGY WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

VOD is still an evolving technology, and we cannot assure you that it will attract widespread demand or market acceptance. Further, the potential size of the VOD market and the timing of our development are uncertain. Our success in the VOD market will depend upon the commercialization and broad acceptance of VOD by residential subscribers and other industry participants, including broadband companies, content providers, set-top box manufacturers, and educational institutions. The future growth of our on-demand business will depend on the pace of the installation of interactive digital cable and digital set-top-boxes, the rate at which cable companies deploy digital infrastructure, the rate at which digital video technology expands to additional market segments, and the rate that the technology is adopted by consumers.

THE SUCCESS OF OUR ON-DEMAND BUSINESS IS DEPENDENT ON THE AVAILABILITY OF, AND THE DISTRIBUTION WINDOWS FOR, MOVIES, PROGRAMS AND OTHER CONTENT. IF SUFFICIENT VOD CONTENT IS NOT AVAILABLE ON A TIMELY BASIS, OUR ON-DEMAND BUSINESS WILL BE ADVERSELY AFFECTED.

The success of VOD will largely be dependent on the availability of a wide variety and substantial number of movies, subscription based content from providers such as HBO, Showtime, and Starz Encore, specialty programs and other material, which we refer to as content, in digital format. We do not provide digital VOD content. Therefore, the future success of our on-demand business is dependent in part on content providers, such as traditional media and entertainment companies, providing significant content for VOD. Further, we are dependent in part on other third parties to convert existing analog content into digital content so that it may be delivered via VOD.

In addition, we believe that the ultimate success of VOD will depend in part on the timing of the VOD distribution window. The distribution window is the time period during which different mediums, such as home movie rental businesses, receive and have exclusive rights to motion picture releases. Currently, video rental businesses have an advantage of receiving motion picture releases on an exclusive basis before most other forms of non-theatrical movie distribution, such as pay-per-view, premium television, VOD, basic cable and network syndicated television. The length of the exclusive distribution window for movie rental businesses varies, typically ranging from 30 to 90 days for domestic video stores. Thereafter, movies are made sequentially available to various television distribution channels. We believe the success of VOD will depend in part on movies being available for VOD distribution either simultaneously with, or shortly after, they are available for video rental distribution. The order, length and exclusivity of each window for each distribution channel are determined solely by the studio releasing the movie. Given the size of the home video rental industry, the studios have a significant interest in maintaining that market. We cannot assure you that favorable changes, if any, will be made relating to the length and exclusivity of the video rental and television distribution windows.

We believe all of the major studios have entered into agreements with certain cable companies and content aggregators to provide digital movies for distribution through VOD. However, these agreements are subject to change. If studios fail to reach agreements regarding content or cancel existing agreements, our customers could delay or cancel on-demand system orders, which would adversely affect our on-demand business.

THE DEPLOYMENT OF ON-DEMAND BY BROADBAND COMPANIES MAY BE DELAYED DUE TO LIMITED BANDWIDTH OR OTHER TECHNOLOGY INITIATIVES THAT COULD REQUIRE BROADBAND COMPANIES TO FURTHER UPGRADE THEIR NETWORKS.

Bandwidth is a limited resource. On-demand deployments may be delayed as operators focus on new initiatives that require incremental bandwidth such as high definition television, increased high-speed data speed, voice over internet protocol, interactive television, gaming and other evolving applications. These initiatives compete for the broadband companies' network bandwidth and may require the cable companies to increase their bandwidth capabilities by further upgrading their networks and therefore delaying on-demand related spending which would adversely affect our on-demand business.

BOTH OF OUR PRODUCTS LINES ARE SUBJECT TO GOVERNMENTAL REGULATION. ANY FINDING THAT WE HAVE BEEN OR ARE IN NONCOMPLIANCE WITH SUCH LAWS COULD RESULT IN, AMONG OTHER THINGS, GOVERNMENTAL PENALTIES OR CLASS ACTION LAWSUITS. FURTHER, CHANGES IN EXISTING LAWS OR NEW LAWS MAY ADVERSELY AFFECT OUR BUSINESS.

We are subject to various international, U.S. federal, state and local laws affecting our on-demand and real-time product lines. The television industry is subject to extensive regulation in the United States and other countries. Our on-demand business is dependent upon the continued growth of the digital television industry in the United States and internationally. Broadband companies are subject to extensive government regulation by the Federal Communications Commission and other federal and state regulatory agencies, including privacy regulations. If we were found to be, or believed to be non-compliant with privacy laws, we could face substantial exposure to government fines or privacy litigation. This risk is especially important for our Everstream products since these products, current and future, monitor set-top-box functions that could be impacted by privacy law protections. Additionally, regulations could have the effect of limiting capital expenditures by broadband companies and thus could have a material adverse effect on our business, financial condition and results of operations. The enactment by federal, state or international governments of new laws or regulations could adversely affect our broadband customers, and thereby materially adversely affect our business, financial condition and results of operations. Our real-time business is also subject to strict government regulation as the result of the government work we do. The regulations deal with security clearances, privacy, employment practices, pricing, purchasing, intellectual property and integrity. If we were ever found in violation or if out of tolerance, our production and resultant revenues could be halted or significantly delayed.

WE MAY BE SUBJECT TO LIABILITY IF PRIVATE INFORMATION SUPPLIED TO OUR CUSTOMERS, INCLUDING BROADBAND COMPANIES, IS MISUSED.

Our on-demand systems allow broadband companies to collect and store video preferences and other data that many viewers may consider confidential. Unauthorized access or use of this information could result in liability to our customers, and potentially us, and might deter potential on-demand viewers. We have no control over the policy of our customers with respect to the access to this data and the release of this data to third parties.

OTHER RISKS

WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

Provisions of Delaware law and our restated certificate of incorporation, amended and restated bylaws, and rights plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

We are subject to certain Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent a Delaware corporation from engaging in a business combination involving a merger or sale of more than 10% of our assets with any stockholder, including affiliates and associates of the stockholder, who owns 15% or more of the outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's stock except under limited circumstances.

There are provisions in our restated certificate of incorporation and our amended and restated bylaws that also may delay, deter or impede hostile takeovers or changes of control.

In addition, we have a rights plan, also known as a poison pill. The rights plan has the potential effect of significantly diluting the ownership interest in us of any person that acquires beneficial ownership of 15% or more of our common stock or commences a tender offer that would result in a person or group owning 15% or more of our common stock.

OUR STOCK PRICE HAS BEEN VOLATILE IN THE PAST AND MAY BE VOLATILE IN THE FUTURE.

Our common stock is traded on the NASDAQ Global Market. For the twelve months ended March 31, 2007, the high and low prices reported on the NASDAQ Global Market were $3.40 and $1.21, respectively. Further, as of June 12, 2007, the price as reported on the NASDAQ Global Market was $1.79. The market price of our common stock may fluctuate significantly in the future in response to various factors, some of which are beyond our control, including, among others:

     -    variations in our quarterly operating results;

     - changes in securities analysts' estimates of our financial performance;

     -    the development of the on-demand market in general;

     -    changes in market valuations of similar companies;

     - announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - loss of a major customer or failure to complete significant transactions; and

     -    additions or departures of key personnel.

In addition, in recent years the stock market in general, and the NASDAQ Global Market and the market for technology companies in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations have been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business, financial condition and results of operations.

ANY WEAKNESSES IDENTIFIED IN OUR SYSTEM OF INTERNAL CONTROLS BY US AND OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PURSUANT TO SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their systems of internal control over financial reporting. In addition, our independent registered public accounting firm must report on management's evaluation of those controls. In future periods, we may identify deficiencies, including as a result of the loss of the services of one or more of our key personnel, in our system of internal controls over financial reporting that may require remediation. There can be no assurances that any such future deficiencies identified may not be significant deficiencies or material weaknesses that would be required to be reported in future periods.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated herein by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.

     We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     -    our Annual Report on Form 10-K for the fiscal year ended June 30, 2006

     - our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007;

     - our Current Reports on Form 8-K filed on August 10, 2006, August 14, 2006, August 31, 2006, September 11, 2006, December 22, 2006,
          January  31,  2007, February 14, 2007, March 9, 2007, May 16, 2007 and
          May  18,  2007;  and

     - our definitive Proxy Statement for our Annual Meeting of Stockholders held on October 26, 2006.

     The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

          Concurrent Computer Corporation
          4375 River Green Parkway, Suite 100
          Duluth, Georgia 30096
          Attn:  Kirk Somers, Esq.
          (678) 258-4000

                              SELLING STOCKHOLDERS

     We are registering for resale the shares covered by this prospectus on behalf of the stockholders identified below. The stockholders acquired the resale shares from us in a private placement or through the exercise of warrants acquired from us in the private placement. CIBC World Markets Corp. assisted us in connection with selling the resale shares and the warrants in the private placement. On May 18, the stockholders purchased an aggregate of 11,200,000 shares of common stock and warrants exercisable into 2,800,000 shares of common stock at an exercise price of $1.62 per share. The warrants are exercisable as of the date of issuance and expire five years therefrom. The private placement resulted in aggregate proceeds to us of $14 million, before deducting commissions, fees and expenses. We intend to use the proceeds of the private placement for general corporate purposes including working capital and capital expenditures.

     The initial sale of the shares covered by this prospectus and the warrants was exempt from the registration requirements of the Securities Act, pursuant to Rule 506 of Regulation D. Each stockholder represented to us that they were "Accredited Investors", as defined in Rule 501 of Regulation D under the Securities Act. We agreed to file a registration statement covering the resale of the shares covered by this prospectus.

     We are registering the shares to permit the stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

     -    the name of the stockholders;

     - the number and percent of shares of our common stock that the stockholders beneficially owned prior to the offering for resale of the shares under this prospectus;

     - the number of shares of our common stock that may be offered for resale for the account of the stockholders under this prospectus; and

     - the number and percent of shares of our common stock to be beneficially owned by the stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the stockholders).

     The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each stockholder may offer under this prospectus. We do not know how long the stockholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the stockholders listed below.

     This table is prepared solely based on information supplied to us by the listed stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 82,867,058 shares of our common stock issued and outstanding on May 18, 2007, adjusted as may be required by rules promulgated by the SEC.

                                                SHARES BENEFICIALLY OWNED    NUMBER OF   SHARES BENEFICIALLY OWNED
                                                     PRIOR TO OFFERING        SHARES          AFTER OFFERING
                                               ----------------------------    BEING    ---------------------------
STOCKHOLDERS                                      NUMBER         PERCENT      OFFERED      NUMBER        PERCENT
---------------------------------------------  -------------  -------------  ---------  -------------  ------------
Special Situations Fund III QP, L.P. (1)(5)        2,500,000           3.0%  2,500,000              -             -
Special Situations Technology Fund, L.P.
(2)(5)                                               236,500             *     236,500              -             -
Special Situations Technology Fund II, L.P.
(3)(5)                                             1,263,500           1.5%  1,263,500              -             -
Special Situations Private Equity Fund, L.P.
(4)(5)                                             1,000,000           1.2%  1,000,000              -             -
Fort Mason Master, LP (6)(8)                       4,695,500          4.99%  4,695,500              -             -
Fort Mason Partners, LP (7)(8)                       304,500             *     304,500              -             -
LB I Group Inc. (9)                                3,000,000           3.6%  3,000,000              -             -
Prism Partners I, L.P. (10)(15)                      150,000             *     150,000              -             -
Prism Partners II Offshore Fund (11)(15)             110,000             *     110,000              -             -
Prism Partners III Leveraged L.P. (12)(15)           370,000             *     370,000              -             -
Prism Partners IV Leveraged Offshore Fund
(13)(15)                                             350,000             *     350,000              -             -
Prism Partners Offshore Fund (14)(15)                 20,000             *      20,000              -             -

* Less than 1%.

(1) Includes 500,000 shares of common stock underlying warrants exercisable as of May 18, 2007.

(2) Includes 47,300 shares of common stock underlying warrants exercisable as of May 18, 2007.

(3) Includes 252,700 shares of common stock underlying warrants exercisable as of May 18, 2007.

(4) Includes 200,000 shares of common stock underlying warrants exercisable as of May 18, 2007.

(5) Austin W. Marxe and David M. Greenhouse share voting and investment power over the shares of common stock and warrants owned by Special Situations Fund III QP, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., and Special Situations Private Equity Fund, L.P. (collectively, the "Special Situations Funds"). Austin W. Marxe and David M. Greenhouse are the controlling principals of AWM Investment Company, Inc., the general partner of MGP Advisors Limited Partnership, the general partner of and investment adviser to Special Situations Fund III QP, L.P. Mr. Marx and Mr. Greenhouse are members of MG Advisers, L.L.C. the general partner and investment adviser to Special Situations Private Equity Fund, L.P. Mr. Marx and Mr. Greenhouse are also members of SST Advisers, L.L.C., the general partner and investment adviser to Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. Shares of common stock and warrants owned by each of the Special Situations Funds may be deemed to be beneficially owned by each of the other Special Situations Funds.

(6) The number of shares listed as beneficially owned by Fort Mason Master, L.P. ("Master") includes 939,100 shares of common stock underlying warrants exercisable as of May 18, 2007. A provision in the warrants held by Master prevents it from exercising the warrants, if Master and its affiliates, which such affiliates include Fort Mason Partners, L.P. ("Partners"), would hold more than 4.99% of Concurrent's outstanding common stock (the "4.99% Master Blocker"). The 4.99% Master Blocker is waivable by Master with 61 days' notice to Concurrent; provided, however, in no event can Master and its affiliates hold more than 9.99% of Concurrent's outstanding common stock.

(7) The number of shares listed as beneficially owned by Partners includes 60,900 shares of common stock underlying warrants exercisable as of May 18, 2007. A provision in the warrants held by Partners prevents it from exercising the warrants, if Partners and its affiliates, which such affiliates include Master, would hold more than 4.99% of Concurrent's outstanding common stock (the "4.99% Partners Blocker"). The 4.99% Partners Blocker is waivable by Partners with 61 days' notice to Concurrent; provided, however, in no event can Partners and its affiliates hold more than 9.99% of Concurrent's outstanding common stock.

(8) Fort Mason Capital, LLC serves as the general partner of each of Master and Partners (collectively the "Fort Mason Funds") and, in such capacity, exercises sole voting and investment authority with respect to shares owned by the Fort Mason Funds. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of shares owned by the Fort Mason Funds, except to the extent of its or his pecuniary interest therein, if any.

(9) Consists of 2,400,000 shares of common stock and 600,000 shares of common stock underlying warrants exercisable as of May 18, 2007 owned by LB I Group Inc. LB I Group Inc. is a wholly-owned subsidiary of Lehman Brothers Inc., which is a wholly-owned subsidiary of Lehman Brothers Holdings Inc., a public reporting company. Both Lehman Brothers Inc. and Lehman Brothers Holdings Inc. may be deemed to be the beneficial owners of the shares of common stock and warrants owned by LB I Group Inc. Lehman Brothers Inc. is a registered broker-dealer. This selling stockholder has represented to us that it (i) purchased the shares in the ordinary course and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the shares at the time it purchased the shares.

(10) Includes 30,000 shares of common stock underlying warrants exercisable as of May 18, 2007.

(11) Includes 22,000 shares of common stock underlying warrants exercisable as of May 18, 2007.

(12) Includes 74,000 shares of common stock underlying warrants exercisable as of May 18, 2007.

(13) Includes 70,000 shares of common stock underlying warrants exercisable as of May 18, 2007.

(14) Includes 4,000 shares of common stock underlying warrants exercisable as of May 18, 2007.

(15) Weintraub Capital Management, L.P. serves as general partner or investment adviser of each of Prism Partners I, L.P., Prism Partners II Offshore Fund, Prism Partners III Leveraged L.P., Prism Partners IV Leveraged Offshore Fund and Prism Partners Offshore Fund (collectively, the "Prism Funds"), and as such exercises sole voting and investment authority with respect to the shares owned by the Prism Funds. Jerald M. Weintraub is the sole manager of Weintraub Capital Management, LLC, which is the general partner of Weintraub Capital Management, L.P. Weintraub Capital Management, L.P., Weintraub Capital Management, LLC and Jerald M. Weintraub each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

                              PLAN OF DISTRIBUTION

     The selling stockholders may sell the shares being offered from time to time in one or more transactions:

     -    on the NASDAQ Global Market or otherwise;

     -    in the over-the-counter market;

     -    in negotiated transactions;

     -    through broker-dealers, who may act as agents or principals;

     - through one or more underwriters on a firm commitment or best efforts basis;

     - through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

     -    a combination of such methods of sale.

     The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling stockholders also may sell the shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     Upon notification to us by a selling stockholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement to this prospectus, if required, disclosing:

     -    the name of the participating broker-dealers;

     -    the number of shares involved;

     -    the price at which such shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     - that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     -    other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, 25,000,000 shares of Series Preferred Stock, $0.01 par value, and 20,000 shares of Class A Preferred Stock, $100 par value. As of May 18, 2007, there were 82,867,058 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

SERIES PREFERRED STOCK

     Under the terms of our restated certificate of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

     The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

CLASS A PREFERRED STOCK

     Under the terms of our restated certificate of incorporation, 20,000 shares of Class A Preferred Stock, $100 par value, are authorized, and no shares of Class A Preferred Stock are outstanding. The holders of Class A Preferred Stock have no voting rights. The holders of the Class A Preferred Stock are entitled to receive a cash dividend, if, as and when declared by the board of directors out of funds legally available therefor, at the rate of $6.00 per share per annum from the date of issue on a cumulative basis. In the event of a liquidation, dissolution or winding up, the holders of Class A Preferred Stock shall be entitled to receive from our assets $100 per share in cash or other property plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon to the date of the liquidation, dissolution or winding up. The holders of Class A Preferred Stock have the right to require us to repurchase with funds legally available therefor up to 20% each year of the number of Class A Preferred Stock outstanding at a repurchase price of $100 per share plus any dividends declared but unpaid thereon to the date of repurchase. We have the right to redeem all or any of the shares of Class A Preferred Stock upon 30 days written notice at the redemption price of $100 per share plus any dividends declared but unpaid thereon to the date fixed for redemption.

SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

     Under the terms of our rights agreement described below, our board of directors declared a dividend distribution of one Series A Participating Cumulative Preferred Right for each share of our common stock. See "Anti-takeover Provisions--Rights Agreement."

ANTI-TAKEOVER PROVISIONS

     DELAWARE  LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents Delaware corporations, including those that are listed on The NASDAQ Global Market, from engaging in a business combination involving a merger or sale of more than 10% of the corporation's assets, with any interested stockholder, that is, a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such person, for three years following the date that the stockholder became an interested stockholder unless:

     - the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained such status;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (1) persons who are directors as well as officers and
          (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAW PROVISIONS

     There are provisions in our restated certificate of incorporation and our amended and restated bylaws that may make it more difficult to acquire control of us by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the stock. These provisions are intended to:

     - enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

     - discourage the types of transactions which may involve an actual or threatened change in control of us;

     -    discourage tactics that may be used in proxy fights;

     - encourage persons seeking to acquire control of us to consult first with the board of directors to negotiate the terms of any proposed business combination or offer; and

     - reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our stockholders.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or seeking to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 60 days nor more than 90 days prior to the date of our annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     Stockholder Action by Written Consent. The Delaware General Corporation Law provides generally that any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting upon the written consent of a majority of the shares entitled to vote on the matter. Our restated certificate of incorporation provides that no action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting except upon the written consent of the holders of 100% of the shares of stock entitled to vote upon the action. This limitation on the right of stockholders to take action by written consent could make it more difficult for stockholders to initiate actions.

     Supermajority Vote to Amend Stockholder Action by Written Consent Provision. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation imposes a 66 2/3% vote requirement in connection with the amendment of the provisions relating to the ability of stockholders to take action by written consent.

     RIGHTS  AGREEMENT

          We have a stockholder rights plan whereby one preferred stock purchase right (each, a right) accompanies each outstanding share of common stock. Such rights will become exercisable, or separate from the common stock upon the earlier of the (1) tenth day following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding voting power of the common shares or (2) tenth business day following the commencement of, or announcement of an intention to make, a tender offer, the consummation of which would result in a person or group acquiring the beneficial ownership of 15% or more of the outstanding voting power of the common shares. Each right may be exercised to acquire one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, at an exercise price of $30 per one one-hundredth of a share, subject to adjustment. Alternatively, upon the occurrence of certain specified events, the rights allow holders to purchase our common stock having a market value at such time of twice the right's purchase price. We may redeem the rights at a redemption price of $0.0025 per right at any time prior to the existence of a person or group that has acquired beneficial ownership of 15% or more of the voting power of common shares. The rights expire on August 14, 2012. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of the rights being acquired. Accordingly, the existence of the rights may deter certain acquirors from making takeover proposals or tender offers.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the resale shares by the stockholders. All proceeds from the sale of the resale shares will be solely for the accounts of the stockholders.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by King & Spalding LLP, Atlanta, Georgia.

                                     EXPERTS

     The consolidated financial statements of Concurrent Computer Corporation and subsidiaries (the "Company") and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER AND SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

            TABLE OF CONTENTS

                                     PAGE
                                     ----
Forward-Looking Statements              2
Our Business                            3
Risk Factors                            4
Where You Can Find More Information    14
Selling Stockholders                   15
Plan of Distribution                   18
Description of Capital Stock           20
Use of Proceeds                        23
Legal Matters                          23
Experts                                23

                         -----------------------------

                                14,000,000 SHARES
                                 OF COMMON STOCK


                         CONCURRENT COMPUTER CORPORATION


                         -----------------------------


                                   PROSPECTUS


                         -----------------------------


                                  JUNE 13, 2007

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table sets forth an estimate of the fees and expenses relating to the offering and sale to the public of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Concurrent Computer Corporation (the "Registrant" or the "Company"). All of such fees and expenses, except for the SEC Registration Fee, are estimated:


                    SEC registration fee. . . . . . .   $   615
                    Transfer agent's fees and expenses    5,000
                    Legal fees and expenses . . . . .    30,000
                    Printing fees and expenses. . . .    10,000
                    Accounting fees and expenses. . .    10,000
                    Miscellaneous fees and expenses .     4,385
                                                        -------
                      Total . . . . . . . . . . . . .   $60,000
                                                        =======

ITEM  15.  INDEMNIFICATION  OF  OFFICERS  AND  DIRECTORS

     Section 145 of the Delaware General Corporation Law generally provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute also provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

     Article XXIII of our Amended and Restated Bylaws provides for indemnification of our directors, officers, employees and agents for expenses (including attorneys' fees), judgments or fines of any threatened, pending or completed action, suit or proceeding.

     Article Eleven of our Restated Certificate of Incorporation provides that directors shall not be liable for monetary damages resulting from a breach of their fiduciary duties, except for liability for any of the following: (1) any breach of the duty of loyalty to us and our stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) as provided under Section 174 of the Delaware General Corporation Law (which provides that directors are personally liable for unlawful dividends or unlawful stock repurchases or redemptions); or (4) any transaction from which a director personally derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of Article Eleven to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. Any repeal or modification of Article Eleven shall not increase the personal liability of any of our directors for any act or occurrence taking place prior to such repeal or modification or otherwise adversely affect any right or protection of any of our directors existing hereunder prior to the time of such repeal or modification.

     We have entered into indemnity agreements with our directors and executive officers (each, an "Indemnitee" and collectively, the "Indemnitees"). The indemnity agreements provide a contractual right to indemnification to the Indemnitees for certain expenses incurred due to actions, suits or other proceedings brought against them in their capacity as directors, officers, employees or agents of us or any of our subsidiaries.

     We maintain director and officer liability insurance policies on behalf of any person who is or was a director or officer of us or our subsidiary companies providing for insurance against any liability incurred by him or her in any such capacity or arising out of his or her status as such. The policies contain various reporting requirements and exclusions.

SECURITIES AND SECURITIES AND EXCHANGE COMMISSION POSITION REGARDING INDEMNIFICATION LIABILITIES ARISING UNDER THE SECURITIES ACT

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16.  EXHIBITS

     a)   EXHIBITS.

EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
-------  ----------------------------------------------------------------------
  3.1    Restated Certificate of Incorporation of the Company (filed as
         Exhibit 4.1 to the Company's Registration Statement on Form S-2)
         (No. 33-62440) dated May 7, 1993 and incorporated herein by reference)
  3.2    Amended and Restated Bylaws of the Registrant (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the
         fiscal quarter ended December 28, 1996)
  3.3    Certificate of Correction to Restated Certificate of Incorporation of
         the Company (filed as Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and
         incorporated herein by reference).
  3.4    Amended Certificate of Designations of Series A Participating
         Cumulative Preferred Stock (incorporated by reference to the Form
         8-A/A, dated August 9, 2002).
  3.5    Amendment to Amended Certificate of Designations of Series A
         Participating Cumulative Preferred Stock (incorporated by reference to the Form 8-A/A, dated August 9, 2002).
  4.1    Form of Common Stock Certificate (incorporated by reference to the
         Company's Annual Report on Form 10-K for the fiscal year ended
         June 30, 1992).
  4.2    Amended and Restated Rights Agreement dated as of August 7, 2002 between the Company and American Stock Transfer & Trust
         Company, as rights agent (filed as Exhibit 4.1 to the Company's
         Current Report on Form 8-K/A dated August 7, 2002 and
         incorporated herein by reference).
  4.3    Form of Rights Certificate (filed as Exhibit 4.2 to the Company's
         Current Report on Form 8-K/A dated August 7, 2002 and
         incorporated herein by reference).
  4.4    Form of Warrant (filed as Exhibit 4.1 to the Company's Current
         Report on Form 8-K dated May 15, 2007 and incorporated herein by reference).
  4.5    Form of Warrant (filed as Exhibit 4.2 to the Company's Current
         Report on Form 8-K dated May 15, 2007 and incorporated herein by reference).


                                      II-2

  5.1* Opinion of King & Spalding as to the legality of the securities being registered.
  10.1   Form of Securities Purchase Agreement by and among Concurrent
         Computer Corporation and the purchasers set forth on the signature pages thereto (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 15, 2007 and incorporated herein by reference).
  23.1*  Consent of King & Spalding (included in Exhibit 5.1).
  23.2 Consent Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.
  24.1*  Power of Attorney (included on signature page).

* Previously filed.


ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B)  Each prospectus required to be filed pursuant to Rule
               424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Duluth, State of Georgia, on the 13th day of June, 2007


                                   Concurrent Computer Corporation


                                   By:  /s/ T. Gary Trimm
                                        ----------------------------------------
                                        T. Gary Trimm
                                        President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Amendment No. 1 to Registration Statement below.

*                       Chairman of the Board and Director                June 13, 2007
----------------------
Steve G. Nussrallah

/s/ T. Gary Trimm       President, Chief Executive Officer and Director   June 13, 2007
----------------------
T. Gary Trimm           (principal executive officer)

*                       Chief Financial Officer                           June 13, 2007
----------------------
Emory Berry             (principal financial and accounting officer)

*                       Director                                          June 13, 2007
----------------------
Alex B. Best

*                       Director                                          June 13, 2007
----------------------
Charles Blackmon

*                       Director                                          June 13, 2007
----------------------
Larry L. Enterline

*                       Director                                          June 13, 2007
----------------------
C. Shelton James

* By:/s/ T. Gary Trimm
----------------------
     T.  Gary  Trimm
     Attorney-in-Fact

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION OF DOCUMENT
-------  ----------------------------------------------------------------------

   3.1   Restated Certificate of Incorporation of the Company (filed as
         Exhibit 4.1 to the Company's Registration Statement on Form S-2)
         (No. 33-62440) dated May 7, 1993 and incorporated herein by reference)
   3.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 1996)
   3.3 Certificate of Correction to Restated Certificate of Incorporation of the Company (filed as Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and incorporated herein by reference).
   3.4   Amended Certificate of Designations of Series A Participating
         Cumulative Preferred Stock (incorporated by reference to the Form
         8-A/A, dated August 9, 2002).
   3.5   Amendment to Amended Certificate of Designations of Series A
         Participating Cumulative Preferred Stock (incorporated by reference to the Form 8-A/A, dated August 9, 2002).
   4.1   Form of Common Stock Certificate (incorporated by reference to the
         Company's Annual Report on Form 10-K for the fiscal year ended
         June 30, 1992).
   4.2 Amended and Restated Rights Agreement dated as of August 7, 2002 between the Company and American Stock Transfer & Trust
         Company, as rights agent (filed as Exhibit 4.1 to the Company's
         Current Report on Form 8-K/A dated August 7, 2002 and incorporated herein by reference).
   4.3   Form of Rights Certificate (filed as Exhibit 4.2 to the Company's
         Current Report on Form 8-K/A dated August 7, 2002 and incorporated herein by reference).
   4.4   Form of Warrant (filed as Exhibit 4.1 to the Company's Current
         Report on Form 8-K dated May 15, 2007 and incorporated herein by reference).
   4.5   Form of Warrant (filed as Exhibit 4.2 to the Company's Current
         Report on Form 8-K dated May 15, 2007 and incorporated herein by reference).
   5.1* Opinion of King & Spalding as to the legality of the securities being registered.
  10.1   Form of Securities Purchase Agreement by and among Concurrent
         Computer Corporation and the purchasers set forth on the signature pages thereto (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 15, 2007 and incorporated herein by reference).
  23.1*  Consent of King & Spalding (included in Exhibit 5.1).
  23.2 Consent Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.
  24.1*  Power of Attorney (included on signature page).

* Previously filed.